Exhibit 99.1

Monday, March 28, 2016

Bay Banks of Virginia, Inc. Highlights of Revised 2015 Earnings

Bay Banks of Virginia, Inc. (OTCQB: BAYK) (the “Company”), parent company for Bank of Lancaster (the “Bank”), is revising its 2015 financial results as a result of fraud perpetrated by one of the Bank’s commercial borrowers. On February 23, 2016, this borrower pleaded guilty in a federal court to “Willful Failure to Collect or Pay Over Employment Tax” and admitted to regularly and deliberately creating false financial statements for submission to financial institutions in order to encourage banks to lend new funds to his companies, or to enable the renewal of existing loans. The Bank had five loans to this borrower totaling $2.2 million, all of which have been placed on nonaccrual status, classified as substandard and evaluated for impairment as of December 31, 2015. On March 16 and 17, 2016, the Bank foreclosed on related properties used as collateral for certain of the loans. An additional $691,000 of impairment reserves have been added to the allowance for loan losses effective December 31, 2015. The after-tax effect of this provision caused a reduction in net income of $456,000 for the fourth quarter and year ended December 31, 2015 from the amounts previously reported in the Company’s press release issued February 1, 2016, resulting in net loss for the fourth quarter of 2015 of $590,000 and net income for the year ended December 31, 2015 of $366,000.

With the additional provision, at December 31, 2015, the Company’s allowance for loan losses totaled $4.2 million, nonperforming assets totaled $8.3 million, and impaired loans totaled $10.8 million. This adjustment is not expected to affect prior quarters. Other effects of the additional provision are as follows:

•	Net income for the year decreased to $366,000 from $822,000 and net loss for the fourth quarter increased to $590,000 from $134,000.
•	Provision for loan loss expense for the year increased to $1.6 million from $906,000 and for the fourth quarter increased to $1.2 million from $552,000.
•	Asset quality is still good as non-performing assets to total assets increased to 1.8% from 1.3% and Classified assets to tier 1 capital plus the allowance for loan losses increased to 25.8% from 20.7%.
•	Classified assets increased to $11.0 million from $8.8 million.
•	Allowance for loan losses increased to 1.22% of loans from 1.02%.
•	Loan loss reserves decreased to 65.5% of non-performing loans from 83.8%.
•	Return on average assets for the year decreased to 0.09% from 0.20% and for the fourth quarter decreased to -0.54% from -0.12%.
•	Return on average equity for the year decreased to 0.92% from 2.07% and for the fourth quarter decreased to -5.93% from -1.34%.
•	Basic earnings per share for the year decreased to $0.08 from $0.17 and loss per share for the fourth quarter increased to ($0.12) from ($0.03).
•	Common equity decreased to $39.6 million from $40.0 million.
•	Tangible book value per share decreased to $7.81 from $7.90.

The Bank’s capital position remains strong, with total risk based capital to risk weighted assets of 13.6%, common equity tier 1 capital to risk weighted assets of 12.4% and tier 1 capital to average assets of 9.1% as of December 31, 2015. All these ratios are well above the regulatory minimums required to be considered well-capitalized.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.